                                    AMENDED                          APPENDIX I
                              PLAN OF CONVERSION
                                      FOR
                           MEDFORD CO-OPERATIVE BANK


1.   INTRODUCTION.

     This Amended Plan of Conversion (the "Plan") provides for the conversion of the Medford Co-operative Bank (the "Co-operative Bank" or the "Bank") from a state-chartered mutual to a state-chartered capital stock institution. The business purposes of the Conversion are to provide the Co-operative Bank with equity capital which will enable it to increase its reserves and net worth to support future lending growth and branching activities and to increase its ability to render services to the public.

     The Board of Directors of the Bank currently contemplates that all of the stock of the Bank shall be held by a business corporation (the "Holding Company") organized under the laws of the State of Delaware and that the Holding Company will issue and sell its capital stock pursuant to this Plan. The use of the Holding Company, if so utilized, would provide greater organizational flexibility.

     For these reasons, the Board of Directors, on June 11, 1997 and August 13, 1997, unanimously adopted this Plan to convert the Co-operative Bank from a mutual form of organization to a stock form of organization.

     The savings accounts of the Co-operative Bank's savers will not be affected by the Conversion provided for in this Plan. Each savings account holder in the converted Bank, prior to conversion, shall receive, without payment, a withdrawable savings account or accounts in the converted Bank equal in withdrawable amount to the withdrawable value of such account holder's savings account or accounts in the Co-operative Bank prior to conversion. All savings accounts in the Co-operative Bank following the Conversion will continue to be insured by the Federal Deposit Insurance Corporation (the "FDIC") and the Share Insurance Fund of the Co-operative Central Bank to the maximum amount permitted by law. The stock to be issued in the Conversion, however, will not be insured by the FDIC or any other insurer. The Co-operative Bank, as chartered in the stock form following the Conversion, will succeed to all of the presently existing rights, interests, duties and obligations of the Co-operative Bank to the extent provided by law, including, but not limited to, all of its rights to and interests in its assets and properties, both real and personal.

     This Plan, which has been adopted by the Co-operative Bank's Board of Directors by a unanimous vote, must also be approved by the affirmative vote of two-thirds of the Shareholders present and voting at a meeting of the Shareholders called to consider the Plan. Prior to the submission of this Plan to the Shareholders for their consideration, the Plan must be approved by the Commissioner of Banks of the Commonwealth of Massachusetts (the "Commissioner") and reviewed without objection by the FDIC.

2.   DEFINITIONS.

     As used in this Plan, the following terms have the meanings indicated below:

     Acting in Concert.  The term "Acting in Concert" is defined to mean: (a)
     -----------------
knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or
(b) a combination or pooling of voting or other interest in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. The Company and the Co-operative Bank may presume that certain Persons are acting in concert based upon, among other things, joint account relationships and the fact that such Persons have filed joint Schedules 13D with the SEC with respect to other companies. When Persons act together for such a common purpose, their group is deemed to have acquired their stock.

     Actual Purchase Price.  The term "Actual Purchase Price" means the per
     ---------------------
share price at which the Conversion Stock is ultimately sold in accordance with the terms hereof.

     Affiliate.  An Affiliate of, or a person "affiliated" with, a specified
     ---------
person, is a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

     Aggregate Purchase Price.  The term "Aggregate Purchase Price" means the
     ------------------------
total sum paid for all Shares of Conversion Stock.

     Associate.  The term "Associate," when used to indicate a relationship with
     ---------
any person, means (a) any corporation or organization (other than the Co-operative Bank or a majority-owned subsidiary of the Co-operative Bank) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as director or in a similar fiduciary capacity, and (c) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the Co-operative Bank or any of its parents or subsidiaries. The Company and the Co-operative Bank may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that such person have filed joint Schedules 13D with the SEC with respect to other companies.

     Bank Personnel.  The term "Bank Personnel" means directors, officers and
     --------------
employees of the Co-operative Bank.

     Broker-Dealer.  The term "Broker-Dealer" means any person who engages
     -------------
either for all or part of such person's time, directly or indirectly, as agent, broker or principal, in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person.

     Conversion.  The term "Conversion" means the change in the form of the Co-
     ----------
operative Bank from the mutual form to the capital stock form by the adoption of an amendment to the Charter of the Co-operative Bank in accordance with the regulations of the Commissioner.

     Conversion Stock or Shares.  The terms "Conversion Stock" and "Shares" mean
     --------------------------
the stock initially issued by the Co-operative Bank upon Conversion.

     Direct Community Offering.  The term "Direct Community Offering" means the
     -------------------------
offering of Conversion Stock to the Local Community with preference given to natural persons residing in the Local Community.

     Division.  The term "Division" means the Division of Banks of the
     --------
Commonwealth of Massachusetts.

     Eligible Account Holder.  The term "Eligible Account Holder" means any
     -----------------------
person holding a Qualifying Deposit in the Co-operative Bank as of the Eligibility Record Date.

     Eligibility Record Date.  The term "Eligibility Record Date" means March
     -----------------------
31, 1996, the record date set by the Co-operative Bank for determining Eligible Account Holders.

     Holding Company.  The term "Holding Company" means a corporation to be
     ---------------
organized under the laws of the State of Delaware, which will own all of the capital stock of the Bank and which will issue and sell its capital stock pursuant to this Amended Plan of Conversion.

     Independent Appraiser.  The term "Independent Appraiser" means the firm
     ---------------------
employed by the Co-operative Bank to make the estimated pro forma valuation of the Co-operative Bank which will be used as the basis for determining the price of the Conversion Stock.

     Local Community.  The term "Local Community" means the Massachusetts cities
     ---------------
and towns of Medford, Malden, Everett, Stoneham, Arlington, Winchester, Somerville, Melrose, Lexington and Bedford.

     Officer.  The term "Officer" means the president, vice presidents, clerk,
     -------
and the treasurer of the Co-operative Bank.

     Person.  The term "Person" means an individual, a corporation, a
     ------
partnership, an association, a joint-stock company, a trust, any unincorporated organization or similar association, a government or political subdivision or a group acting in concert.

     Plan.  The term "Plan" means this Plan of Conversion as adopted by the
     ----
Board of Directors of the Co-operative Bank and approved by the Commissioner.

     Prospectus.  The term "Prospectus" means the prospectus by which the Common
     ----------
Stock of the Holding Company is being offered.

     Purchase Price.  The term "Purchase Price" means the price of the
     --------------
Conversion Stock, as offered in the Conversion.

     Qualifying Deposit.  The term "Qualifying Deposit" means deposit accounts
     ------------------
of all types offered by the Co-operative Bank including, but not limited to, NOW account deposits, certificates of deposit, demand deposits, money market deposits and deposits made pursuant to IRA/Keogh Plans. It does not include repurchase agreements. Deposits of less than $50 will not constitute Qualifying Deposits.

     SEC.  The term "SEC" means the Securities and Exchange Commission.
     ---

     Shareholders.  The term "Shareholders" means depositors of the Bank.
     ------------

     Special Meeting.  The term "Special Meeting" means the meeting of the
     ---------------
Shareholders of the Co-operative Bank called for the specific purpose of submitting the Plan to such Shareholders for approval.

     Subscription Offering.  The term "Subscription Offering" means the offering
     ---------------------
of Conversion Stock, through nontransferable Subscription Rights issued to Eligible Account Holders, the Tax Qualified Employee Stock Benefit Plan and Supplemental Eligible Account Holders.

     Supplemental Eligibility Record Date.  The term "Supplemental Eligibility
     ------------------------------------
Record Date" means March 31, 1997, the record date set by the Co-operative Bank for determining Supplemental Eligible Account Holders.

     Supplemental Eligible Account Holder. The term "Supplemental Eligible
     ------------------------------------
Account Holder" means any person (other than an Eligible Account Holder) holding a Qualifying Deposit in the Co-operative Bank as of the Supplemental Eligibility Record Date except officers, directors and their associates.

     Syndicated Offering.  The term "Syndicated Offering" means the offering of
     -------------------
Conversion Stock of Shares not subscribed for in the Subscription Offering, if any, to certain members of the general public and/or through a syndicate of registered broker-dealers.

     Tax-Qualified Employee Stock Benefit Plan.  The term "Tax-Qualified
     -----------------------------------------
Employee Stock Benefit Plan" means any defined benefit plan or defined contribution plan of the Bank, such as an employee stock ownership plan, or other plan, which, with its related trust, meets the requirements to be "qualified" under section 401 of the Internal Revenue Code of 1986, as amended.

3.   PROCEDURE FOR CONVERSION.

     After adoption of the Plan by the Board of Directors of the Co-operative Bank, the Plan will be submitted, together with all other requisite material in an application for conversion (the "Application"), to the Commissioner for his approval and to the FDIC to determine whether it has objections, based on safety and soundness considerations, to the Conversion. References herein to approval of the Commissioner shall also refer to the issuance of a letter of "non-objection" from the FDIC. The Co-operative Bank must also apply to the Internal Revenue Service for a tax ruling or receive an opinion from counsel which provides that the Conversion would not result in a taxable reorganization of the Co-operative Bank under the Internal Revenue Code of 1986, as amended.

     Following a determination by the Commissioner that the Application is complete, the Co-operative Bank will publish a form of notice provided or approved by the Commissioner in newspapers having general circulation in each community in which an office of the Co-operative Bank is located, or in such other locations as may be satisfactory to the Commissioner. Such notice shall also be posted in each office of the Co-operative Bank.

     The Commissioner will review the Bank's Application. If the Commissioner finds the Conversion fair to depositors, that the Co-operative Bank's deposits will be adequately insured, that other banks will not be adversely affected and that the public's access to credit within the Co-operative Bank's community will not be adversely affected, he shall approve the Plan.

     After approval of the Conversion by the Commissioner, the Plan will be submitted to the Shareholders at a Special Meeting called to consider the Plan. Approval of two-thirds of the Shareholders present and voting at the meeting is required.

     If the Shareholders approve the Plan, and the Commissioner authorizes the sale of Conversion Stock pursuant to this Plan, the Co-operative Bank will sell the Conversion Stock as provided herein. Upon such approval, the Conversion Stock to be issued pursuant to this Plan will be offered to Eligible Account Holders, Supplemental Eligible Account Holders and the Tax-Qualified Employee Stock Benefit Plan and as set forth in Section 5 of this Plan. If feasible, any Conversion Stock remaining after such purchases will then be sold to the general public through a Direct Community Offering as provided in Section 6 of this Plan. The sale of all Conversion Stock ordered in the Subscription Offering will be consummated simultaneously on the date the Direct Community Offering is completed, or, if there is no Direct Community Offering, as soon as practicable following expiration of the Subscription Rights provided for in this Plan.

     The Board of Directors of the Bank intends to take all necessary steps to form the Holding Company. The Bank will be a wholly-owned subsidiary of the Holding Company unless the Holding Company is eliminated in the Conversion.

     If the Holding Company is utilized, upon Conversion the Bank will issue its capital stock to the Holding Company, and the Holding Company will issue and sell the Common Stock in accordance with this Plan. The Holding Company will make timely applications for any requisite regulatory approvals, including an application to register as a bank holding company, and the filing of a Registration Statement on Form S-1 to register the securities with the SEC.

     Upon the issuance of the Common Stock, the Holding Company will purchase from the Bank all of the capital stock of the Bank to be issued by the Bank in the Conversion in exchange for the Conversion proceeds that are not permitted to be retained by the Holding Company. The

Bank believes that the Conversion proceeds will greatly enhance the Bank's ability, among other things, (i) to expand its franchise through increased lending, (ii) to diversify products offered to customers and (iii) to establish new branch locations.

     The Board of Directors of the Bank may determine for any reason at any time prior to the issuance of the Common Stock not to utilize a holding company form of organization in the Conversion. If the Board of Directors of the Bank determines not to complete the Conversion utilizing a holding company form of organization, the capital stock of the Bank will be issued and sold in accordance with the Plan. In such case, the Holding Company's Registration Statement on Form S-1 will be withdrawn from the SEC, the Bank will take steps necessary to complete the conversion from the mutual to the stock form of organization, including filing any necessary documents with the FDIC and the Division, and will issue and sell the Common Stock in accordance with this Plan. In such event, any subscriptions or orders received for Common Stock of the Holding Company shall be deemed to be subscriptions or orders for Common Stock of the Bank, and the Bank shall take such steps as permitted or required by the FDIC, the Division and the SEC.

4.   NUMBER OF SHARES AND PURCHASE PRICE OF CONVERSION STOCK.

     An Independent Appraiser shall be employed by the Co-operative Bank to provide it with an independent valuation of the estimated pro forma market value of the Co-operative Bank as required by regulations of the Commissioner. The Directors of the Co-operative Bank shall thoroughly review and analyze the methodology and fairness of the independent appraisal. The valuation will be made by a written report to the Co-operative Bank, contain the factors upon which the valuation was made and conform to procedures adopted by the Commissioner. The valuation shall contain an estimated range of aggregate prices for the Conversion Stock, which range shall reflect the anticipated pro forma market value of the Co-operative Bank. The maximum price shall be no more than 15 percent above the estimated pro forma market value, and the minimum price shall be no more than 15 percent below the estimated pro forma market value. All Shares to be sold in the Conversion shall be sold at a uniform price per Share. The Independent Appraiser shall evaluate the pro forma market value of the Co-operative Bank, which value shall be included in the Prospectus (as described in Section 8 of this Plan) filed with the Commissioner. The Independent Appraiser shall also present to the Co-operative Bank at the close of the Subscription Offering a valuation of the pro forma market value of the Co-operative Bank. The aggregate Purchase Price of the Conversion Stock to be sold by the Co-operative Bank shall be adjusted to reflect any required changes in the pro forma market value of the Co-operative Bank. If, as a result of such adjustment, the aggregate Purchase Price is not within the subscription price range, the Co-operative Bank shall obtain an amendment to the Commissioner's approval. If appropriate, the Commissioner will condition his approval by requiring a resolicitation of depositors and/or order forms.

     The price per share for each share of Conversion Stock when multiplied by the number of shares of Conversion Stock, shall be equivalent to the pro forma market value of the Co-operative Bank in accordance with the valuation furnished to the Co-operative Bank by the Independent Appraiser.

     The total number of shares of Conversion Stock which will be issued in connection with the Conversion will be determined by the Board of Directors of the Co-operative Bank immediately prior to the commencement of the Subscription Offering; provided, that the board of directors of the Co-operative Bank may elect to increase or decrease the number of shares of Conversion Stock to be offered in the Subscription and Direct Community Offering depending upon market and financial conditions at the time of the close of the Direct Community Offering or in the event the initial estimate of the pro forma market value of the Co-operative Bank is materially increased or decreased by the Independent Appraiser.

5. SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS, TAX-QUALIFIED EMPLOYEE STOCK BENEFIT PLAN AND SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS

     A.   CATEGORY NO. 1: ELIGIBLE ACCOUNT HOLDERS

     (a) Each Eligible Account Holder shall receive, as first priority and without payment, non-transferable Subscription Rights to purchase shares of Conversion Stock in the amount up to $600,000 worth of Shares offered in the Conversion.

     (b) In the event that subscriptions for Conversion Stock are received from Eligible Account Holders upon exercise of Subscription Rights pursuant to paragraph (a) in excess of the number of Shares available for subscription, the Conversion Stock available for purchase will be allocated among the subscribing Eligible Account Holders so as to permit each subscribing Eligible Account Holder, to the extent possible, to purchase a number of Shares sufficient to make his total allocation of Conversion Stock equal to the lesser of 100 Shares or the number of Shares subscribed for by such Eligible Account Holder. Any Shares remaining after such allocation will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion which the amount of each Eligible Account Holder's Qualifying Deposit bears to the total amount of the Qualifying Deposits of all Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated on the same principle (one or more times as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied until all available Shares have been allocated or all subscriptions are satisfied.

     (c) Subscription Rights held by Eligible Account Holders who are also Directors or Officers of the Co-operative Bank or their Associates, will be subordinated to those of other Eligible Account Holders to the extent they are attributable to increased deposits during the one-year period preceding the Eligibility Record Date.

     B.   CATEGORY NO. 2: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS

     (a) Each Supplemental Eligible Account Holder shall receive, as second priority and without payment, nontransferable subscription rights to subscribe for shares of Conversion Stock equal to an amount up to $600,000 worth of Shares offered in the Conversion.

     (b) In the event that subscriptions for Conversion Stock are received from Supplemental Eligible Account Holders upon exercise of Subscription Rights pursuant to paragraph (a) in excess of the number of Shares available for subscription, the Conversion Stock available for purchase will be allocated among the subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of Shares sufficient to make his total allocation of Conversion Stock equal to the lesser of 100 Shares or the number of Shares subscribed for by such Supplemental Eligible Account Holder. Any Shares remaining after such allocation will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proposition which the amount of each Supplemental Eligible Account Holder's Qualified Deposit bears to the total of the Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unsatisfied.
If the amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available Shares have been allocated or all subscriptions satisfied.

     C.   CATEGORY NO. 3: TAX-QUALIFIED EMPLOYEE STOCK BENEFIT PLAN

     The Tax-Qualified Employee Stock Benefit Plan of the Bank shall receive, without payment, as a third priority after the filling of the subscriptions of Eligible Account Holders, non-transferable Subscription Rights to purchase up to 8% of the shares of Conversion Stock issued in the Conversion. If, after the filling of subscriptions of Eligible Account Holders and Supplemental Eligible Account Holders, a sufficient number of shares are not available to fill the subscriptions by such plan, the subscription by such plan shall be filled to the maximum extent possible. If all the shares of Common Stock offered in the Subscription Offering are purchased by Eligible Account Holders and Supplemental Eligible Account Holders, then the ESOP will purchase shares in the open market following consummation of the Conversion. A Tax-Qualified Employee Stock Benefit Plan shall not be deemed to be an Associate or Affiliate of, or a Person Acting in Concert with, any Director of Officer of the Holding Company or the Bank. Notwithstanding any provision contained herein to the contrary, the Bank may make scheduled discretionary contributions to a Tax-Qualified Employee Stock Benefit Plan; provided, that such contributions do not cause the Bank to fail to meet its regulatory capital requirements.

6.   DIRECT COMMUNITY OFFERING.

     If feasible, Conversion Stock which remains unsubscribed after the exercise of Subscription Rights pursuant to the Subscription Offering (Section 5) shall be offered for sale to the Local Community through a Direct Community Offering. The Direct Community Offering, if any, may commence simultaneously with the Subscription Offering or may commence during or after the commencement of the Subscription Offering, as the Board so determines. The right to subscribe for shares of Conversion Stock in the Direct Community Offering is subject to the right of the Bank to accept or reject such subscriptions in whole or in part. Stock being sold in the Direct Community Offering will be offered and sold in a manner that will achieve the widest distribution of the Conversion Stock. In making the Direct Community Offering, the Co-operative Bank will give preference to natural persons residing in the Local Community. Orders accepted in the Direct Community Offering shall be filled up to a maximum of 2% per order of the Conversion Stock and thereafter remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled.

     If any Conversion Stock remains unsold after the close of the Subscription and Direct Community Offerings, the Co-operative Bank may use the services of broker-dealers to sell such unsold shares in a Syndicated Offering.

7.   LIMITATIONS ON PURCHASES.

     With the exception of the Tax-Qualified Employee Stock Benefit Plan, which is expected to subscribe for 8% of the shares of Common Stock issued in the Conversion, the Plan of Conversion provides for the following purchase limitations: no Person, either alone or together with Associates of or Persons Acting In Concert with such Person, may purchase more than $600,000 of Common Stock issued in the Conversion. THIS MAXIMUM PURCHASE LIMITATION MAY BE INCREASED CONSISTENT WITH FDIC AND DIVISION REGULATIONS IN THE SOLE DISCRETION OF THE HOLDING COMPANY AND THE BANK SUBJECT TO ANY REQUIRED REGULATORY APPROVAL. A minimum of 25 Shares must be purchased by each person purchasing Conversion Stock to the extent Shares are available, provided, however, that such minimum number of Shares will be reduced if the price per Share times such minimum number of Shares exceeds $500.

     The maximum number of Shares which may be purchased in the Subscription and Direct Community Offering in the conversion by Directors and Officers of the Co-operative Officers of the Co-operative Bank and their Associates, in the aggregate shall not exceed 30 percent (30%) of the total number of Shares. Each Director and Officer will be subject to the same purchase limitations as other Eligible Account Holders and Supplemental Eligible Account Holders.

8.   MANNER OF EXERCISING RIGHTS; ORDER FORMS.

     Upon authorization of the sale of Conversion Stock by the Commissioner:

     (a) Promptly after the Commissioner has approved the Prospectus referred to in paragraph (b) of this Section 8, order forms approved by the Commissioner for the exercise of the Subscription Rights provided for in this Plan will be sent to all such persons at their last known address appearing in the records of the Co-operative Bank.

     (b) Each order form will be preceded or accompanied by a Prospectus which must be approved by the Commissioner. Such Prospectus shall describe the Co-operative Bank and the Conversion Stock being offered and will contain all the information required by the Commissioner and all applicable laws and regulations as necessary to enable the recipients of the order forms to make informed investment decisions regarding the purchase of Conversion Stock. The Co-operative Bank may, in lieu of mailing a Prospectus to each Eligible Account Holder and Supplemental Eligible Account Holder, mail a notice and information statement to each such person with a request form to be returned to the Co-operative Bank by a reasonable date certain to request subscription materials.

     (c) The order forms will contain or will be accompanied by, among other things, the following:

          (i) An explanation of the rights and privileges granted under this Plan to each class of persons granted Subscription Rights pursuant to Section 5 of this Plan with respect to the purchase of Conversion Stock;

          (ii) A specified time by which order forms must be received by the Co-operative Bank for purposes of exercising the Subscription Rights of Eligible Account Holders and Supplemental Eligible Account Holders under this Plan, as provided in Section 10 of this Plan;

          (iii) A statement that the Aggregate Purchase Price at which the Conversion Stock will ultimately be purchased in the Conversion has not been determined as of the date of mailing of the order form, but that such price will be within the range of prices which will be stated in the order form;

          (iv) The amount which must be returned with the order form to subscribe for Conversion Stock. Such amount will be equal to the Purchase Price multiplied by the number of Shares subscribed for in accordance with the terms of this Plan;

          (v) Instructions concerning how to indicate on such order form the extent to which the recipient elects to exercise Subscription Rights under this Plan, the name or names in which the Shares subscribed for are to be registered, the address to which certificates representing such Shares are to be sent and the alternative methods of payment for Conversion Stock which will be permitted;

          (vi) Specifically designated blank spaces for dating and signing the order form;

          (vii) An acknowledgment that the recipient of the order form has received, prior to signing the order form, the Prospectus referred to in paragraph (b) of this Section 8;

          (viii) A statement that the Subscription Rights provided for in this Plan are nontransferable, will be void after the specified time referred to in paragraph (c)(ii) above and can be exercised only by delivery of the order form, properly completed and executed, to the Co-operative Bank, together with the full required payment (in the manner specified in Section 9 of this Plan) for the number of Shares subscribed for prior to such specified time; and

          (ix) Provision for certification to be executed by the recipient of the order form to the effect that, as to any Shares which the recipient elects to purchase, such recipient is purchasing such Shares for his own account only and has no present agreement or understanding regarding any subsequent sale or transfer of such Shares.

9.   PAYMENT FOR CONVERSION STOCK.

     (a) Full payment for all Shares subscribed for must be received by the Co-operative Bank, together with properly completed and executed order forms therefor, prior to the expiration time, which will be specified on the order forms, unless such date is extended by the Co-operative Bank. Faxes of order forms will not be accepted as properly completed and executed order forms.

     (b) If it is determined that the Aggregate Purchase Price should be greater than the amount stated in the order forms, upon compliance with such requirements as may be imposed by the Commissioner (which may include resolicitation of votes for approval of this Plan by Shareholders of the Co-operative Bank) each person who subscribed for Shares will be permitted to withdraw his Subscription and have his payment for Shares returned to him in whole or in part, with interest, or to make payment to the Co-operative Bank of the additional amount necessary to pay for the Shares subscribed for by him at the Actual Purchase Price in the manner and within the time prescribed by the Co-operative Bank.

     (c) If the Aggregate Purchase Price is outside the range of prices established by the Independent Appraiser referred to in Section 4 of this Plan and set forth in the Prospectus referred to in Section 8 of this Plan, the Co-operative Bank will apply for an amendment to the Commissioner's approval of this Plan and comply with such requirements as the Commissioner may then establish.

     (d) Payment for Shares ordered for purchase by Eligible Account Holders and Supplemental Eligible Account Holders will be permitted to be made in any of the following manners:

          (i)   In cash, if delivered in person;

          (ii) By check, bank draft or money order, provided that checks will only be accepted subject to collection;

          (iii) By appropriate authorization of withdrawal from any savings account, NOW account, certificate of deposit or money market deposit in the Co-operative Bank. The order forms will contain appropriate means by which authorization of such withdrawals may be made. For purposes of determining the withdrawable balance of such accounts, such withdrawals will be deemed to have been made upon receipt of appropriate authorization therefor, but interest at the rates applicable to the accounts from which the withdrawals have been deemed to have been made will be paid by the Co-operative Bank on the amounts deemed to have been withdrawn until the date on which the Conversion is consummated, at which date the authorized withdrawal will actually be made. Such withdrawals may be made upon receipt of order forms authorizing such withdrawals, but interest will be paid by the Co-operative Bank on the amounts withdrawn as if such amounts had remained in the accounts from which they were withdrawn until the date upon which the sales of Conversion Stock pursuant to exercise of Subscription Rights are actually consummated. Interest will be paid by the Co-operative Bank at not less than the rate per annum being paid by the Co-operative Bank on its passbook accounts at the time the Subscription Offering commences, on payments for Conversion Stock received in the Subscription Offering in cash or by check or negotiable order of withdrawal from the date payment is received until consummation or termination of the Conversion. The Co-operative Bank shall be entitled to invest all amounts paid for subscriptions in the Subscription Offering for its own account until completion or termination of the Conversion.

          (iv) Wire transfers as payment for Shares ordered for purchase will not be permitted or accepted as proper payment.

     (e) Payments for the purchase of Conversion Stock in the Subscription Offering will be permitted through authorization of withdrawals from certificate accounts at the Co-operative Bank without early withdrawal penalties. If the remaining balances of the certificate accounts after such withdrawals are less than the minimum qualifying balances under applicable regulations, the certificates evidencing the accounts will be canceled upon consummation of the Conversion, and the remaining balances will thereafter earn interest at the rate provided for in the certificates in the event of cancellation.

10. EXPIRATION OF PURCHASE RIGHTS; UNDELIVERED, DEFECTIVE OR LATE ORDER FORMS; INSUFFICIENT PAYMENT.

     (a) All Subscription Rights provided for in this Plan, including, without limitation the Subscription Rights of all persons whose order forms are returned by the United States Post Office as undeliverable, will expire at 3:30 p.m. Massachusetts time, on a specified date which shall be not less than the twentieth day following the date on which order forms are first sent to Eligible Account Holders, provided that the Co-operative Bank shall have the power to extend such expiration time in its discretion.

     (b) In those cases in which the Co-operative Bank is unable to locate particular persons granted Subscription Rights under this Plan, and cases in which order forms (1) are returned as undeliverable by the United States Post Office, (2) are not received back by the Co-operative Bank or are received by the Co-operative Bank after the expiration date specified thereon, (3) are defectively filled out or executed or (4) are not accompanied by the full required payment for the Conversion Stock subscribed for (including cases in which deposit accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), the Subscription Rights of the person to whom such rights have been granted will lapse as though such person failed to return the completed order form within the time period specified thereon.

     (c) The Co-operative Bank may, but will not be obligated to, waive any irregularity on any order forms or require the submission of corrected order forms or the remittance of full payment for Shares subscribed for by such date as it may specify, and all interpretations by the Co-operative Bank of terms and conditions of this Plan and of the order forms will be final.

11.  PERSONS IN NONQUALIFIED STATES OR IN FOREIGN COUNTRIES.

     Subject to the following sentence, the Holding Company will make reasonable efforts to comply with the securities laws of all states of the United States in which Eligible Account Holders and Supplemental Eligible Account Holders entitled to subscribe for Conversion Stock pursuant to this Plan reside. However, no such person will be offered any Subscription Rights or sold any Conversion Stock under this Plan who resides in a foreign country or who resides in a state of the United States with respect to which the Co-operative Bank determines that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise. No payments will be made in lieu of the granting of Subscription Rights to such persons.

12.  VOTING RIGHTS AFTER CONVERSION.

     Following Conversion, voting rights with respect to the Co-operative Bank will be held and exercised exclusively by the holders of the capital stock of the Co-operative Bank; the Holding Company shall own all of the issued and outstanding stock of the Co-operative Bank.

13.  ESTABLISHMENT OF A LIQUIDATION ACCOUNT.

     (a) For purposes of granting a priority claim to the assets of the Co-operative Bank in the event of a complete liquidation thereof to Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain deposit accounts at the Co-operative Bank, the Co-operative Bank will, at the time of Conversion, establish a "Liquidation Account" in an amount equal to the net worth of the Co-operative Bank set forth in its latest statement of financial condition contained in its final Prospectus. The function of the Liquidation Account is to establish a priority on liquidation and, except as provided for in this Section 13, shall not operate to restrict the use or application of any of the net worth accounts of the Co-operative Bank.

     (b) Each Eligible Account Holder and Supplemental Eligible Account Holder will have a separate inchoate interest in the Liquidation Account for each deposit account making up a Qualifying Deposit. Such inchoate interests are referred to herein as "Subaccount Balances." For deposit accounts in existence on the Eligibility Record Date and the Supplemental Eligibility Record Date, separate Subaccount Balances shall be determined on the basis of the Qualifying Deposits in such deposit accounts on each such date.

     (c) Each initial Subaccount Balance in the Liquidation Account shall be an amount determined by multiplying the amount in the Liquidation Account by a fraction the numerator of which is the closing balance in the Eligible Account Holder's and Supplemental Eligible Account Holder's account and the denominator of which is the total amount of all Qualifying Deposits of Eligible Account Holders and Supplemental Account Holders on the corresponding record date. Each initial Subaccount Balance in the Liquidation Account shall never be increased, but will be subject to downward adjustment as follows. If the balance in the deposit account to which a Subaccount Balance relates, at the close of business on any annual closing date of the Co-operative Bank subsequent to the corresponding record date, is less than the lesser of the deposit balance in such account at the close of business on any other annual closing date subsequent to the Eligibility

Record Date or Supplemental Eligibility Record Date, or the amount of the Qualifying Deposit as of the Eligibility Record Date or Supplemental Eligible Record Date, the Subaccount Balance for such deposit account shall be adjusted by reducing such Subaccount Balance in an amount proportionate to the reduction in such account balance. If any account is closed, its related Subaccount Balance shall be reduced to zero upon such closing.

     (d) In event of a complete liquidation of the converted Co-operative Bank (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder shall receive from the Liquidation Account a liquidation distribution equal to the current amount in each of his Subaccount Balances, before any liquidation distribution may be made to any holders of the conversion stock of the converted Co-operative Bank. No merger, consolidation, purchase of bulk assets with assumption of accounts and other liabilities, or similar transaction, in which the converted Co-operative Bank is not the surviving institution, will be deemed to be a complete liquidation for this purpose, and, in any such transaction, the Liquidation Account shall be assumed by the surviving institution.

14.  TRANSFER OF DEPOSIT ACCOUNT.

     Each deposit account in the Co-operative Bank at the time of the Conversion will constitute, without payment or further action by the account holder, a deposit account in the converted Bank equivalent in withdrawable amount to the withdrawable value, and subject to the same terms and conditions (except as to voting and liquidation rights) as such deposit account in the Co-operative Bank at the time of the Conversion.

15.  RESTRICTION ON TRANSFER OF CONVERSION STOCK OF OFFICERS AND DIRECTORS.

     (a) All capital stock purchased by Officers or Directors of the Co-operative Bank on original issue pursuant to this Plan (by subscription or otherwise) will be subject to the restriction that no such Shares shall be sold for a period of one year following the date of purchase of such Shares, except in the event of the death or substantial disability (as determined by the Commissioner) of the Officer or Director to whom such Shares were initially sold under the terms of this Plan or upon the written approval of the Commissioner.

     (b) With respect to all Conversion Stock subject to restriction on subsequent disposition pursuant to the above paragraph, each of the following provisions shall apply:

          (i) Each certificate representing such Shares shall bear the following legend prominently stamped on its face giving notice of such restriction on transfer:

          The shares represented by this certificate may not be sold by the registered holder hereof for a period of not less than one year from the date of issuance hereof, except in the event of the death of the registered holder or substantial disability (as determined by the Commissioner) of the Officer or Director to whom such Shares were initially sold under the terms of this Plan or upon the written approval of the Commissioner.

          (ii) Instructions will be given to the transfer agent for the converted Co-operative Bank and the Holding Company not to recognize or effect any transfer of any certificates representing such Shares, or any change of record ownership thereof in violation of such restriction on transfer;

          (iii) Any capital stock of the Holding Company issued in respect of a stock dividend, stock split or otherwise in respect of ownership of outstanding Shares subject to restrictions on transfer hereunder will be subject to the same restrictions as are applicable to the Conversion Stock in respect of which such Shares are issued.

16. RESTRICTION ON STOCK PURCHASES BY OFFICERS AND DIRECTORS OF THE CONVERTED BANK.

     For a period of three years following the Conversion, no Officer or Director of the converted Co-operative Bank or any of their Associates shall, without the prior written approval of the Commissioner, purchase capital stock of the Co-operative Bank or the Holding Company from the Co-operative Bank or the Holding Company.

17.  AMENDMENT AND TERMINATION OF THE PLAN.

     This Plan may be substantively amended by the Board of Directors of the Co-operative Bank in its sole discretion as a result of comments from regulatory authorities or otherwise, at any time prior to the date material is sent to the Shareholders in connection with the meeting called to consider this Plan, and at any time thereafter with the concurrence of the Commissioner. This Conversion may be terminated by the Directors of the Co-operative Bank at any time prior to the meeting of the Shareholders called to consider this Plan and at any time thereafter with the concurrence of the Commissioner.

18.  TIME PERIOD FOR COMPLETION OF CONVERSION.

     The Conversion of the Co-operative Bank shall be completed within 24 months from the date this Plan is approved by the Board of Directors of the Co-operative Bank.

19.  EXPENSES OF CONVERSION.

     The Co-operative Bank shall use its best efforts to assure that the expenses incurred in connection with the Conversion shall be reasonable.

20.  REGISTRATION UNDER SECURITIES EXCHANGE ACT OF 1934.

     The Holding Company shall register its Conversion Stock under the Massachusetts General Laws and Section 12(g) of the Securities Exchange Act of 1934, as amended, concurrently with or promptly following the Conversion, provided that either or both such registrations are required under applicable law.

21.  MARKET.

     The Holding Company shall use its best efforts to encourage and assist two or more market makers to establish and maintain a market for its Conversion Stock promptly following Conversion. The Converted Bank shall also use its best efforts to cause its Conversion Stock to be quoted on the Nasdaq Stock Market or such other national exchange.

22.  CONVERSION STOCK NOT INSURED.

     The Conversion Stock will not be covered by deposit insurance.

23.  NO LOANS TO PURCHASE CAPITAL STOCK.

     The Co-operative Bank shall not loan funds or otherwise extend credit to any person to purchase the capital stock of the Holding Company in connection with the Conversion.

24.  RESTRICTIONS ON ACQUISITION OF BANK.

     Present Massachusetts regulations provide that for a period of three years following completion of the Conversion, no Person, or group of Persons Acting In Concert) shall directly, or indirectly, offer to purchase or actually acquire the beneficial ownership of more than 10% of any class of equity security of the Bank without the prior approval of the Commissioner. However, approval is not required for purchases directly from the Bank or the underwriters or selling group acting on its behalf with a view towards public resale, or for purchases not exceeding one percent per annum of the shares outstanding, or for the acquisition of securities by one or more Tax-Qualified Employee Stock Benefit Plans of the Bank, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security of the Bank. Civil penalties may be imposed by the Commissioner for willful violation or assistance of any violation. Where any person directly or indirectly, acquires beneficial ownership of more than ten percent of any class of equity security of the Bank within such three-year period without the prior approval of the Commissioner, stock of the Bank beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote.

25.  STOCK CHARTER AND BYLAWS.

     As part of the Conversion, an amended Stock Charter and Bylaws will be adopted to authorize the Bank to operate as a Massachusetts-chartered stock co-operative bank. By approving the Plan, the Shareholders of the Bank will thereby approve the amended Stock Charter and Bylaws. Prior to completion of the Conversion, the proposed Stock Charter and Bylaws may be amended in accordance with the provisions and limitations for amending the Plan under
Section 17 herein. The effective date of the adoption of the Stock Charter and Bylaws shall be the date of the issuance of the Conversion Stock, which shall be the date of consummation of the Conversion.

                               PROPOSED CHARTER

                                                                       EXHIBIT A

                                   CHARTER
                                     FOR
                           MEDFORD CO-OPERATIVE BANK

     SECTION 1. CORPORATE TITLE. The full corporate title of the Bank is "Medford Co-operative Bank."

     SECTION 2. OFFICE. The main office of the Bank shall be located in the City of Medford, County of Middlesex, Commonwealth of Massachusetts, or such other location as of the Board of Directors may lawfully designate, and pursuant to the requirements of Chapter 167C, Section 2 of the Massachusetts General Laws.

     SECTION 3. POWERS. The Bank is a capital stock co-operative chartered under Chapter 170 of the Massachusetts General Laws and has and may exercise all the express, implied and incidental powers conferred thereby and by all acts amendatory thereof and supplemental thereto.

     SECTION 4. DURATION. The duration of the Bank is perpetual.

     SECTION 5. CAPITAL STOCK. The total number of shares of all classes of the capital stock which the Bank has authority to issue is 4,000,000 of which 3,000,000 shall be common stock, par value $0.10 per share, and 1,000,000 shall be serial preferred stock. The shares may be issued by the Bank from time to time as approved by its Board of Directors, subject to applicable law, without the approval of its stockholders except as otherwise provided in this Section 5. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the stated value per share and otherwise shall comply with all requirements set forth in Chapter 172, Section 24 Subsection C of the Massachusetts General Laws. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of shares of the Bank. The consideration for the shares shall be cash, tangible or intangible property, labor or services actually performed for the Bank or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor or services, as determined by the Board of Directors of the Bank, shall be conclusive. Upon payment of such consideration such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend, that part of the surplus of the Bank which is transferred to stated capital upon the issuance of the shares as a stock dividend shall be deemed to be the consideration for their issuance.

     A description of the different classes and series of the Bank's capital stock and a statement of the designations, and the relative rights, preferences and limitations of the shares of each class of and series of capital stock are as follows:

     A. COMMON STOCK. Except as provided in this Section 5 (or in any supplementary sections hereto) the holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder.

     Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends; but only when and as declared by the Board of Directors.

     Subject to Section 6 of this Charter in the event of any liquidation, dissolution or winding up of the Bank, after there shall have been paid to or set aside for the holders of any class having preference over the common stock in the event of liquidation, dissolution or winding up the full preferential amounts which they are respectively entitled, the holders of the common stock, and of any class or series of stock entitled to participate therewith in whole or in part, as to distribution of assets, shall be entitled after payment or provision for payment of all debts and liabilities of the Bank, to receive the remaining assets of the Bank available for distribution, in cash or in kind, in proportion to their holdings.

     Each share of common stock have the same relative rights as and be identical in all respects with all the other shares of common stock.

     B. SERIAL PREFERRED STOCK. Subject to the approval of the provisions of any series of preferred stock by the Commissioner of Banks of the Commonwealth of Massachusetts (the "Commissioner"), if required by law, the Board of Directors of the Bank is authorized by resolution or resolutions from time to time adopted, to provide for the issuance of serial preferred stock in series and to fix and state the voting powers, designations, preferences and relative participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof, including, but not limited to, determination of any of the following:

     (a) The distinctive serial designation and the number of shares constituting such series;

     (b) The dividend rates or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends, and the participating or other special rights, if any, with respect to dividends;

     (c)  The voting powers, full or limited, if any, of shares of such series;

     (d) Whether the shares of such series shall be redeemable and, if so, the price or prices at which, and the terms and conditions on which, such shares may be redeemed;

     (e) The amount or amounts payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Bank;

     (f) Whether shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such fund;

     (g) Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Bank and, if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

     (h) The price or other consideration for which the shares of such series shall be issued; and

     (i) Whether the shares of such series which are converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock. Any such resolution shall become effective when the Bank files with the Secretary of State of the Commonwealth of Massachusetts a certificate of establishment of preferred stock, signed under the penalties of perjury of the president or any vice president and by the clerk, assistant clerk, secretary or assistant secretary of the Bank, setting forth a copy of the resolution of the Board of Directors.

     Each share of each series of serial preferred stock shall have the same relative rights as and be identical in all respects with all the other shares of the same series.

     SECTION 6. PREEMPTIVE RIGHTS. Holders of the capital stock of the Bank shall not be entitled to preemptive rights with respect to shares of the Bank which may be issued.

     SECTION 7. LIQUIDATION ACCOUNT. The Bank shall establish and maintain a liquidation account for the benefit of its deposit account holders as of March 31, 1996 ("Eligible Account Holders") and its deposit account holders as of March 31, 1997 ("Supplemental Eligible Account Holders"). In the event of a complete liquidation of the Bank it shall comply with such rules and regulations of the Commissioner with respect to the amount and the priorities on liquidation of each of the Bank's Eligible Account Holders's and Supplemental Eligible Account Holder's inchoate interests in the liquidation account to the extent it is still existence; provided, however, that an Eligible Account Holder's and Supplemental Eligible Account Holder's inchoate interest in the liquidation account shall not entitle such Eligible Account Holder or Supplemental Eligible Account Holder to any voting rights at meetings of the Bank's stockholders.

     SECTION 8.   CERTAIN PROVISIONS APPLICABLE FOR THREE YEARS.
Notwithstanding anything contained in the Bank's charter or bylaws to the contrary, for a period of three years from the date of consummation of the conversion of the Bank from mutual to stock form, the following provisions shall apply.

     A. BENEFICIAL OWNERSHIP LIMITATION. Without the prior approval by a two-thirds vote of the Bank's Board of Directors, no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10 percent of any class of any equity security of the Bank. This limitation shall not apply to a transaction in which the Bank forms a holding company without change in the respective beneficial ownership interests of its stockholders other than pursuant to the exercise of any dissenter and appraisal rights or the purchase of shares by underwriters in connection with a public offering.

     In the event shares are acquired in violation of this Section 8, all shares beneficially owned by any person in excess of 10 percent shall be considered "excess shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to the stockholders for a vote.

     For purposes of this Section 8, the following definitions apply:

     (1) The term "person" includes an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of the equity securities of the Bank.

     (2) The term "offer" includes every offer to buy or otherwise acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value.

     (3) The term "acquire" includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.

     (4) The term "acting in concert" means (a) knowing participation in a joint activity or conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (b) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangements, whether written or otherwise.

     (B) CALL FOR SPECIAL MEETINGS. Special meeting of stockholders relating to changes in control of the Bank or amendments to its charter shall be called only by the Chairperson of the Board upon direction of a majority of the Board of Directors.

     SECTION 9. CERTAIN REQUIREMENTS FOR BUSINESS COMBINATIONS. In addition to any affirmative vote required by law or this Charter, the vote of stockholders of the Bank required to approve any Business Combination (as defined below) shall be as set forth in this Section 9.

     A. None of the following Business Combinations shall be consummated without the affirmative vote of the holders of at least eighty percent (80%) of the shares entitled to vote thereon ("Voting Stock"):

          1. any merger or consolidation of the Bank with or into (i) any Interested Shareholder or (ii) any other corporation or entity (whether or not itself an Interested Shareholder) which is, or after each merger or consolidation would be, an Affiliate of an Interested Shareholder;

          2. any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of assets of the Bank having an aggregate Fair Market Value of $100,000 or more;

          3. the issuance or transfer by the Bank (in one transaction or a series of transactions) of any securities of the Bank to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $100,000 or more, other than the issuance of securities upon the conversion of any class or series of stock or securities convertible into stock of the Bank which were not acquired by such Interested Shareholder or such Affiliate from the Bank;

          4. the adoption of any plan or proposal for the liquidation or dissolution of the Bank proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or


          5. any reclassification of securities (including any reverse stock split), or any recapitalization of Bank, or any merger or consolidation of the Bank or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which in any such case (i) has the effect, directly or indirectly of increasing the proportionate share of the outstanding shares of any class or series of stock of the Bank which is directly or indirectly beneficially owned by any Interested Shareholder or any Affiliate of any Interested Shareholder or (ii) would have the effect of increasing such proportionate share upon conversion of any class or series of stock or securities convertible into stock of the Bank.

     B. The provisions of paragraph A hereof shall not be applicable to any Business Combination in respect of which the conditions specified in either of the following subparagraphs 1 and 2 are met. Any such Business Combination shall require the affirmative vote of only the holders of a majority of the Voting Stock.

          1. Such Business Combination shall have been approved by a majority of the Disinterested Directors, or

          2. All of the following conditions relating to minimum price and consideration for stock shall have been met:

          (a)  Common Stock. The aggregate amount of the cash and the Fair
               ------------
Market Value as of the "Consummation Date" of any consideration other than cash to be received by holders of the common stock of the Bank in such Business Combination shall be at least equal to the higher of the followng:

               (i) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of such common stock beneficially owned by the Interested Shareholder which were acquired beneficially by such Interested Shareholder within the two-year period immediately prior to the Announcement Date or in the transaction in which it became an Interested Shareholder, whichever is higher; or

               (ii) the Fair Market Value per share of such common stock on the Announcement Date or the Determination Date, whichever is higher; or

          (b)  Other Stock. The aggregate amount of the cash and the Fair Market
               -----------
Value as of the Consummation Date of any consideration other than cash to be received per share by holders of shares of any class or series of outstanding Voting Stock other than common stock shall be at least equal to the highest of the following (it being intended that the requirements of this subparagraph (b) shall be required to be met with respect to every class and series of such Voting Stock, whether or not the Interested Shareholder beneficially owns any shares of a particular class or series of such Voting Stock):

               (i) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of such class or series of Voting Stock beneficially owned by the Interested Shareholder which were acquired beneficially by such Interest Shareholder within the two-year period immediately prior to the Announcement Date or in the transaction in which it became an Interested Shareholder, whichever is higher;

               (ii) the highest preferential amount per share to which the holders of shares of such class or series of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Bank; or

               (iii) the Fair Market Value per share of such class or series of Voting Stock on the Announcement date or the determination Date, whichever is higher; and

          (c)  Form of Consideration. The consideration to be received by
               ---------------------
holders of a particular class or series of outstanding Voting Stock shall be in cash or in the same form as was previously paid in order to acquire beneficially shares of such class or series of Voting Stock that are beneficially owned by the Interested Shareholder and, if the Interested Shareholder beneficially owns shares of any class or series of Voting Stock that were acquired with varying forms of consideration, the form of consideration to be received by the holders of such class or series of Voting Stock shall be either cash or the form used to acquire beneficially the largest number of shares of such class or series of Voting Stock beneficially acquired by it prior to the Announcement Date; and

          (d)  Prohibited Conduct. After the Determination Date, and prior to
               ------------------
the Consummation Date:

               (i) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at regular dates therefor the full amount of any dividends (whether or not cumulative), payable on any class or series having a preference over the common stock of the Bank as to dividends, or upon liquidation;

               (ii) there shall have been no reduction in the annual rate of dividends paid on the common stock of the Bank (except as necessary to reflect any division of the common stock) except as approved by a majority of the Disinterested Directors; and there shall have been an increase in such annual rate of dividends as necessary to prevent any such reduction in the event of any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the common stock, unless the failure so to increase such annual rate was approved by a majority of the Disinterested Directors;

               (iii) an Interested Shareholder shall not have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction in which it became an Interested Shareholder; and

               (iv) after an Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits or other tax advantages provided by the corporation, whether in anticipation of or in connection with such Business Combination or otherwise; and

          (e)  Informational Requirements. A proxy or information statement
               --------------------------
describing the proposed Business Combination and complying with the then current regulatory requirements shall be mailed to holders of voting Stock at least 30 days prior to the shareholder vote on such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

     C.   For the purpose of this Section 9:

          1. The term "Business Combination" shall mean any transaction that is referred to in any one or more subsections 1 through 5 paragraph A hereof.

          2. A "person" shall mean any individual, firm, corporation or other entity.

          3. "Interested Shareholder" shall mean any person (other than the Bank) who or which:

               a. is the beneficial owner, directly or indirectly, of more than 10 percent of the combined voting power of the then outstanding shares of Voting Stock;

               b. is an Affiliate of the Bank and at any time within the two-year period prior immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10 percent or more of the combined voting power of the then outstanding shares of Voting Stock; or

               c. is an assignee of or has otherwise succeeded to the bencficial ownership of any shares of Voting Stock that were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

          4.   A person shall be a "Beneficial Owner" of any Voting Stock:

               a. which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly;

               b.   which such person or any of its Affiliates or Associates has
(i) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote or direct the vote pursuant to any agreement, arrangement or understanding; or

          c. which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

     5. For the purposes of determining whether a person is an Interested Shareholder pursuant subparagraph 3 of this paragraph C, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of subparagraph 4 of this paragraph C.

     6. "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

     7. "Subsidiary" means any corporation more than fifty percent (50%) of whose outstanding stock having ordinary voting power in the election of directors is owned, directly or indirectly, by the corporation or by a Subsidiary thereof or by the corporation and one or more Subsidiaries thereof; provided, however, that for the purposes of the definition of Interested Shareholder set forth in subparagraph 3 of this paragraph C, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Bank.

     8. "Disinterested Director" means any member of the Board of Directors of the Bank who is unaffiliated with, and not a nominee of, the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Disinterested Director who is unaffiliated with, and not a nominee of, the Interested Shareholder and who is recommender to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

     9.   "Fair Market Value" means:

          a. in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange Listed Stocks, or, if such stock is not quoted on the Composite Tape on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, of a share of such stock. Such price shall be the higher of (1) the closing sales price or bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotation are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith; and (2) in the case of stock of any class or series which is not traded on any United States registered securities exchange nor in the over-the-counter market or in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Disinterested Directors in good faith.

          10. In the event of any Business Combination in which the corporation survives, the phrase "any consideration other than cash" as used in subparagraph 2.a. of paragraph B hereof shall include the shares of common stock and/or the shares of any class or series of outstanding Voting Stock other than common stock of the corporation retained by the holders of such shares.

          11. "Announcement Date" means the date of first public announcement of the proposed Business Combination.

          12. "Consummation Date" means the date of consummation of a Business Combination.

          13. "Determination Date" means the date on which the Interested Shareholder became an Interested Shareholder.

     D. A majority of the Disinterested Directors of the Corporation shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this
Section 9, including, without limitation, (i) whether a person is an Interested Shareholder, (ii) the number of shares of Voting Stock beneficially owned by a person, (iii) whether a person is an Affiliate or Associate of another person,
(iv) whether the requirements of paragraph B hereof have been met with respect to any Business Combination, and (v) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the corporation or any subsidiary in any Business Combination has, an aggregate Fair Market Value of $100,000 or more. The good faith determination of a majority of the Disinterested Directors on such matters shall be conclusive and binding for all purposes of this Section 9.

     E. Nothing contained in this Section 9 shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

     F. This Section 9 may be amended only by the vote of holders of two-thirds of the Voting Stock, unless the amendment is approved by a majority of the Disinterested Directors, in which event it may be amended by the vote of holders of a majority of the Voting Stock.

     SECTION 10. STANDARDS FOR BOARD OF DIRECTORS EVALUATION OF OFFERS. The Board of Directors of the Bank, when evaluating any offer of another person (as defined in Section 9 hereof) to (i) make a tender or exchange offer for any equity security of the Bank, (ii) merge or consolidate the Bank with another institution, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Bank, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Bank and its stockholders, give due consideration to all relevant factors, including without limitation the social and economic effects of acceptance of such offer on (a) its depositors, borrowers and employees and on the communities in which the Bank operates or is located and
(b) the ability of the bank to fulfill the objectives of a Massachusetts-charted co-operative bank under applicable statues and regulations.

     SECTION 11. DIRECTORS. The Bank shall be under the direction of a Board of Directors. The number of directors, as stated in the Bank's Bylaws, shall not be less than seven or more than 25.

     The Board of Directors or the stockholders may adopt, alter, amend or repeal the Bylaws of the Bank. Such action by the Board of Directors shall require the affirmative vote of at least two-thirds of the directors then in office at a duly constituted meeting of the Board of Directors called expressly for such purpose. Such action by the stockholders shall require the affirmative vote of at least two-thirds of the total votes eligible to be cast by stockholders at a duly constituted meeting of stockholders called expressly for such purpose.

     SECTION 12. AMENDMENT OF CHARTER. No amendment, addition, alteration, change or repeal of this Charter shall be made, unless such is first proposed by the Board of Directors of the Bank and thereafter approved by the stockholders by a majority of the total votes eligible to be cast at a legal meeting. Any amendment, addition, alteration, change or repeal so acted upon shall be effective on the date it is filed with the Secretary of State of the Commonwealth of Massachusetts or on such other date as the Secretary of State may specify.

================================================================================

                                    BYLAWS

                                      OF

                            FALMOUTH BANCORP, INC.

================================================================================

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                                   ARTICLE I

                                    OFFICES................................    1
                                    -------
Section I      Registered Office...........................................    1
Section II     Additional Offices..........................................    1

                                  ARTICLE II

                                 STOCKHOLDERS..............................    1
                                 ------------
Section I      Place of Meetings...........................................    1
Section II     Annual Meetings.............................................    1
Section III    Special Meetings............................................    1
Section IV     Notice of Meetings..........................................    1
Section V      Waiver of Notice............................................    2
Section VI     Fixing of Record Date.......................................    2
Section VII    Quorum......................................................    2
Section VIII   Conduct of Meetings.........................................    2
Section IX     Voting; Proxies.............................................    3
Section X      Inspectors of Election......................................    3
Section XI     Procedure for Nominations...................................    3
Section XII    Substitution of Nominees....................................    4
Section XIII   New Business................................................    4

                                  ARTICLE III

                                 CAPITAL STOCK.............................    5
                                 -------------
Section I      Certificates of Stock.......................................    5
Section II     Transfer Agent and Registrar................................    6
Section III    Registration and Transfer of Shares.........................    6
Section IV     Lost, Destroyed and Mutilated Certificates..................    6
Section V      Holder of Record............................................    6

                                  ARTICLE IV

                              BOARD OF DIRECTORS...........................    6
                              ------------------
Section I      Responsibilities; Number of Directors.......................    6
Section II     Qualifications..............................................    7
Section III    Regular and Annual Meetings.................................    7
Section IV     Special Meetings............................................    7
Section V      Notice of Meetings; Waiver of Notice........................    7
Section VI     Conduct of Meetings.........................................    7
Section VII    Quorum and Voting Requirements..............................    7
Section VIII   Informal Action by Directors................................    8
Section IX     Resignation.................................................    8
Section X      Vacancies...................................................    8
Section XI     Compensation................................................    8
Section XII    Amendments Concerning the Board.............................    8

                                                                            Page
                                                                            ----

                                   ARTICLE V

                                  COMMITTEES...............................    8
                                  ----------
Section I      Standing Committees.........................................    8
Section II     Nominating Committee........................................    9
Section III    Other Committees............................................    9

                                  ARTICLE VI

                                   OFFICERS
                                   --------................................    9
Section I      Number......................................................    9
Section II     Term of Office and Removal..................................    9
Section III    President and Chief Executive Officer.......................    9
Section IV     Vice Presidents.............................................   10
Section V      Treasurer...................................................   10
Section VI     Secretary...................................................   10
Section VII    Other Officers and Employees................................   10
Section VIII   Compensation of Officers and Others.........................   10

                                  ARTICLE VII

                                   DIVIDENDS...............................   10
                                   ---------

                                 ARTICLE VIII

                                  AMENDMENTS...............................   11
                                  ----------

                                    BYLAWS

                                      OF

                             FALMOUTH BANCORP, INC.

                                   ARTICLE I

                                    OFFICES
                                    -------

          SECTION I REGISTERED OFFICE. The registered office of Falmouth Bancorp, Inc. (the "Corporation") in the State of Delaware shall be in the City of Wilmington, County of New Castle.

          SECTION II ADDITIONAL OFFICES. The Corporation may also have offices and places of business at such other places, within or without the State of Delaware, as the Board of Directors (the "Board") may from time to time designate or the business of the Corporation may require.

                                  ARTICLE II

                                 STOCKHOLDERS
                                 ------------

          SECTION I PLACE OF MEETINGS. Meetings of stockholders of the Corporation shall be held at such place, within or without the State of Delaware, as may be fixed by the Board and designated in the notice of meeting. If no place is so fixed, they shall be held at the principal administrative office of the Corporation.

          SECTION II   ANNUAL MEETINGS.   The annual meeting of stockholders of
the Corporation for the election of directors and the transaction of any other business which may properly come before such meeting shall be held each year on the third Tuesday in January at 5:00 p.m., unless a different hour or place is designated by the Board.

          SECTION III SPECIAL MEETINGS. Special meetings of stockholders, for any purpose, may be called at any time only by the Chairman of the Board, the President and Chief Executive Officer or by resolution of at least three-fourths of the directors then in office. Special meetings shall be held on the date and at the time and place as may be designated by the Board. At a special meeting, no business shall be transacted and no corporate action shall be taken other than that stated in the notice of meeting.

          SECTION IV NOTICE OF MEETINGS. Except as otherwise required by law, written notice stating the place, date and hour of any meeting of stockholders and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered to each stockholder of record entitled to vote at such meeting, either personally or by mail not less than ten (10) nor more than sixty (60) days before the date of such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the U.S. mail, with postage thereon prepaid, addressed to the stockholder at his or her address as it appears on the stock transfer books or records of the Corporation as of the record date prescribed in Section 6 of this Article II, or at such other address as the stockholder shall have furnished in writing to the Secretary. Notice of any special meeting shall indicate that the notice is being issued by or at the direction of the person or persons calling such meeting. When any meeting of stockholders, either annual or special, is adjourned to another time or place, no notice of the adjourned meeting need be given, other than an announcement at the meeting at which such adjournment is taken giving the time and place to which the meeting is adjourned; provided, however, that if the adjournment is for more than thirty (30) days, or if after adjournment, the Board fixes a new record date for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

          SECTION V WAIVER OF NOTICE. Notice of any annual or special meeting need not be given to any stockholder who submits a signed waiver of notice of any meeting, in person or by proxy or by his or her duly authorized attorney-in-fact, whether before or after the meeting. The attendance of any stockholder at a meeting, in person or by proxy, shall constitute a waiver of notice by such stockholder, except where a stockholder attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

          SECTION VI FIXING OF RECORD DATE. For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or stockholders entitled to receive payment of any dividend or other distribution or the allotment of any rights, or in order to make a determination of stockholders for any other proper purpose, the Board shall fix a date as the record date for any such determination of stockholders, which date shall not precede the date upon which the resolution fixing the record date is adopted by the Board. Such date in any case shall be not more than sixty (60) days and, in the case of a meeting of stockholders, not less than ten (10) days prior to the date on which the particular action requiring such determination of stockholders is to be taken. When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this Section 6, such determination shall, unless otherwise provided by the Board, also apply to any adjournment thereof. If no record date is fixed,
(a) the record date for determining stockholders entitled to notice of or vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which the notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and (b) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

          SECTION VII QUORUM. The holders of record of a majority of the total number of votes eligible to be cast in the election generally by the holders of the outstanding shares of the capital stock of the Corporation entitled to vote thereat, represented in person or by proxy, shall constitute a quorum for the transaction of business at a meeting of stockholders, except as otherwise provided by law, these Bylaws or the Certificate of Incorporation. If less than a majority of such total number of votes are represented at a meeting, a majority of the number of votes so represented may adjourn the meeting from time to time without further notice, provided, that if such adjournment is for more than thirty days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At such adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally called. When a quorum is once present to organize a meeting of stockholders, such quorum is not broken by the subsequent withdrawal of any stockholders.

          SECTION VIII CONDUCT OF MEETINGS. The President shall serve as chairman at all meetings of the stockholders. If the President is absent or otherwise unable to serve, the ranking Vice-President shall serve as chairman at any meeting of stockholders held in such absence. If both the President and the ranking Vice-President are absent or otherwise unable to serve, such other person as shall be appointed by the Board of Directors shall serve as chairman at any meeting of stockholders held in such absence. The Secretary or, in his or her absence, such other person as the chairman of the meeting shall appoint, shall serve as secretary of the meeting. The chairman of the meeting shall conduct all meetings of the stockholders in accordance with the best interests of the Corporation and shall have the authority and discretion to establish reasonable procedural rules for the conduct of such meetings, including such regulation of the manner of voting and the conduct of discussion as he or she shall deem appropriate.

          SECTION IX VOTING; PROXIES. Each stockholder entitled to vote at any meeting may vote either in person or by proxy. Unless otherwise specified in the Certificate of Incorporation or in a resolution, or resolutions, of the Board providing for the issuance of preferred stock, each stockholder entitled to vote shall be entitled to one vote for each share of capital stock registered in his or her name on the transfer books or records of the Corporation.
Each stockholder entitled to vote may authorize another person or persons to act for him or her by proxy. All proxies shall be in writing, signed by the stockholder or by his or her duly authorized attorney-in-fact, and shall be filed with the Secretary before being voted. No proxy shall be valid after three
(3) years from the date of its execution unless otherwise provided in the proxy. The attendance at any meeting by a stockholder who shall have previously given a proxy applicable thereto shall not, as such, have the effect of revoking the proxy. The Corporation may treat any duly executed proxy as not revoked and in full force and effect until it receives a duly executed instrument revoking it, or a duly executed proxy bearing a later date. If ownership of a share of voting stock of the Corporation stands in the name of two or more persons, in the absence of written directions to the Corporation to the contrary, any one or more of such stockholders may cast all votes to which such ownership is entitled. If an attempt is made to cast conflicting votes by the several persons in whose names shares of stock stand, the vote or votes to which those persons are entitled shall be cast as directed by a majority if those holding such stock and present at such meeting. If such conflicting votes are evenly split on any particular matter, each faction may vote the securities in question proportionally, or any person voting the shares, or a beneficiary, if any, may apply to the Court of Chancery or such other court as may have jurisdiction to appoint an additional person to act with the persons so voting the shares, which shall then be voted as determined by a majority of such persons and the person appointed by the Court. Except for the election of directors or as otherwise provided by law, the Certificate of Incorporation or these Bylaws, at all meetings of stockholders, all matters shall be determined by a vote of the holders of a majority of the number of votes eligible to be cast by the holders of the outstanding shares of capital stock of the Corporation present and entitled to vote thereat. Directors shall, except as otherwise required by law, these Bylaws or the Certificate of Incorporation, be elected by a plurality of the votes cast by each class of shares entitled to vote at a meeting of stockholders, present and entitled to vote in the election.

          SECTION X INSPECTORS OF ELECTION. In advance of any meeting of stockholders, the Board shall appoint one or more persons, other than officers, directors or nominees for office, as inspectors of election to act at such meeting or any adjournment thereof. Such appointment shall not be altered at the meeting. If inspectors of election are not so appointed, the chairman of the meeting shall make such appointment at the meeting. If any person appointed as inspector fails to appear or fails or refuses to act at the meeting, the vacancy so created may be filled by appointment by the Board in advance of the meeting or at the meeting by the chairman of the meeting. The duties of the inspectors of election shall include determining the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, receiving votes, ballots or consents, hearing and deciding all challenges and questions arising in connection with the right to vote, counting and tabulating all votes, ballots or consents, determining the results, and doing such acts as are proper to the conduct of the election or the vote with fairness to all stockholders. Any report or certificate made by them shall be prima facie evidence of the facts stated and of the vote as certified by them. Each inspector shall be entitled to a reasonable compensation or his or her services, to be paid by the Corporation.

          SECTION XI PROCEDURE FOR NOMINATIONS. Subject to the provisions hereof, the Board of Directors shall act as a Nominating Committee to select nominees for election as directors. Except in the case of a nominee substituted as a result of the death, incapacity, withdrawal or other inability to serve of a nominee, the Nominating Committee shall deliver written nominations to the Secretary at least twenty (20) days prior to the date of the annual meeting. Provided the Nominating Committee makes such nominations, no nominations for directors except those made by the Nominating Committee shall be voted upon at the annual meeting of stockholders unless other nominations by stockholders are made in accordance with the provisions of this Section 11. Nominations of individuals for election to the Board at a meeting of stockholders may be made by any stockholder of record of the Corporation entitled to vote for the election of directors at such meeting who provides timely notice in writing to the Secretary as set forth in this Section
11. To be timely, a stockholder's notice must be delivered to or received by the Secretary not later than the following dates: (i) with respect to an election of directors to be held at an annual meeting of stockholders, sixty (60) days in advance of such meeting if such meeting is to be held on a day which is within thirty (30) days preceding the anniversary of the previous year's annual meeting, or ninety (90) days in advance of such meeting if such meeting is to be held on or after the anniversary of the previous year's annual meeting; and (ii) with respect to an election to be held at an annual meeting of stockholders held at a time other than within the time periods set forth in the immediately preceding clause (i), or at a special meeting of stockholders for the election of directors, the close of business on the tenth (10th) day following the date on which notice of such meeting is first given to stockholders. For purposes of this Section 11, notice shall be deemed to first be given to stockholders when disclosure of such date of the meeting of stockholders is first made in a press release reported to Dow Jones News Services, Associated Press or comparable national news service, or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) such person's written consent to serve as a director, if elected, and (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (whether or not the Corporation is then subject to such rules); and (b) as to the stockholder giving the notice (i) the name and address of such stockholder, (ii) the class and number of shares of the Corporation which are owned of record by such stockholder and the dates upon which he or she acquired such shares, (iii) a description of all arrangements or understandings between the stockholder and nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and (iv) the identification of any person employed, retained, or to be compensated by the stockholder submitting the nomination or by the person nominated, or any person acting on his or her behalf to make solicitations or recommendations to stockholders for the purpose of assisting in the election of such director, and a brief description of the terms of such employment, retainer or arrangement for compensation. At the request of the Board, any person nominated by the Board for election as a director shall furnish to the Secretary that information required to be set forth in a stockholder's notice of nomination which pertains to the nominee together with the required written consent. No person shall be elected as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 11.

          The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not properly brought before the meeting in accordance with the provisions hereof and, if he should so determine, he shall declare to the meeting that such nomination was not properly brought before the meeting and shall not be considered.

          SECTION XII SUBSTITUTION OF NOMINEES. In the event that a person is validly designated as a nominee in accordance with Section 11 of this Article II and shall thereafter become unwilling or unable to stand for election to the Board, the Nominating Committee may designate a substitute nominee upon delivery, not fewer than five (5) days prior to the date of the meeting for the election of such nominee, of a written notice to the Secretary setting forth such information regarding such substitute nominee as would have been required to be delivered to the Secretary pursuant to Section 11 of this Article II had such substitute nominee been initially proposed as a nominee. Such notice shall include a signed consent to serve as a director of the Corporation, if elected, of each such substituted nominee.

          SECTION XIII NEW BUSINESS. Any new business to be taken up at the annual meeting at the request of the Chairman of the Board, the President and Chief Executive Officer or by resolution of at least three-fourths of the directors then in office shall be stated in writing and filed with the Secretary at least fifteen (15) days before the date of the annual meeting, and all business so stated, proposed and filed shall be con-sidered at the annual meeting, but, except as provided in this Section 13, no other proposal shall be acted upon at the annual meeting. Any proposal offered by any stockholder may be made at the annual meeting and the same may be discussed and considered, but unless properly brought before the meeting such proposal shall not be acted upon at the meeting. For a proposal to be properly brought before an annual meeting by a stockholder, the stockholder must be a stockholder of record and have given timely notice thereof in writing to the Secretary. To be timely, a stockholder's notice must be delivered to or received by the Secretary not later than the following dates: (i) with respect to an annual meeting of stockholders, sixty (60) days in advance of such meeting if such meeting is to be held on a day which is within thirty (30) days preceding the anniversary of the previous year's annual meeting, or ninety (90) days in advance of such meeting if such meeting is to be held on or after the anniversary of the previous year's annual meeting; and (ii) with respect to an annual meeting of stockholders held at a time other than within the time periods set forth in the immediately preceding clause (i), the close of business on the tenth (10th) day following the date on which notice of such meeting is first given to stockholders. For purposes of this Section 13, notice shall be deemed to first be given to stockholders when disclosure of such date of the meeting of stockholders is first made in a press release reported to Dow Jones News Services, Associated Press or comparable national news service, or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended. A stockholder's notice to the Secretary shall set forth as to the matter the stockholder purposes to bring before the annual meeting (a) a brief description of the proposal desired to be brought before the annual meeting; (b) the name and address of the stockholder proposing such business; (c) the class and number of shares of the Corporation which are owned of record by the stockholder and the dates upon which he or she acquired such shares; (d) the identification of any person employed, retained, or to be compensated by the stockholder submitting the proposal, or any person acting on his or her behalf, to make solicitations or recommendations to stockholders for the purpose of assisting in the passage of such proposal, and a brief description of the terms of such employment, retainer or arrangement for compensation; and (e) such other information regarding such proposal as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission or required to be delivered to the Corporation pursuant to the proxy rules of the Securities and Exchange Commission (whether or not the Corporation is then subject to such rules). This provision shall not prevent the consideration and approval or disapproval at an annual meeting of reports of officers, directors and committees of the Board or the management of the Corporation, but in connection with such reports, no new business shall be acted upon at such annual meeting unless stated and filed as herein provided. This provision shall not constitute a waiver of any right of the Corporation under the proxy rules of the Securities and Exchange Commission or any other rule or regulation to omit a stockholder's proposal from the Corporation's proxy materials.

          The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that any new business was not properly brought before the meeting in accordance with the provisions hereof and, if he should so determine, he shall declare to the meeting that such new business was not properly brought before the meeting and shall not be considered.


                                  ARTICLE III

                                 CAPITAL STOCK
                                 -------------

          SECTION I CERTIFICATES OF STOCK. Certificates representing shares of stock shall be in such form as shall be determined by the Board. Each certificate shall state that the Corporation will furnish to any stockholder upon request and without charge a statement of the powers, designations, preferences and relative, participating, optional or other special rights of the shares of each class or series of stock and the qualifications or restrictions of such preferences and/or rights, or shall set forth such statement on the certificate itself. The certificates shall be numbered in the order of their issue and entered in the books of the Corporation or its transfer agent or agents as they are issued. Each certificate shall state the registered holder's name and the number and class of shares, and shall be signed by the Chairman of the Board or the President and Chief Executive Officer, and the Secretary or any Assistant Secretary, and may, but need not, bear the seal of the Corporation or a facsimile thereof. Any or all of the signatures on the certificates may be facsimiles. In case any officer who shall have signed any such certificate shall cease to be such officer of the Corporation, whether because of death, resignation or otherwise, before such certificate shall have been delivered by the Corporation, such certificate may nevertheless be adopted by the Corporation and be issued and delivered as though the persons or persons who signed such certificate or certificates had not ceased to be such officer or officers of the Corporation.

          SECTION II TRANSFER AGENT AND REGISTRAR. The Board shall have the power to appoint one or more Transfer Agents and Registrars for the transfer and registration of certificates of stock of any class, and may require that stock certificates be countersigned and registered by one or more of such Transfer Agents and Registrars.

          SECTION III REGISTRATION AND TRANSFER OF SHARES. Subject to the provisions of the Certificate of Incorporation of the Corporation, the name of each person owning a share of the capital stock of the Corporation shall be entered on the books of the Corporation together with the number of shares held by him or her, the numbers of the certificates covering such shares and the dates of issue of such certificates. Subject to the provisions of the Certificate of Incorporation of the Corporation, the shares of stock of the Corporation shall be transferable on the books of the Corporation by the holders thereof in person, or by their duly authorized attorneys or legal representatives, on surrender and cancellation of certificates for a like number of shares, accompanied by an assignment or power of transfer endorsed thereon or attached thereto, duly executed, with such guarantee or proof of the authenticity of the signature as the Corporation or its agents may reasonably require and with proper evidence of payment of any applicable transfer taxes. Subject to the provisions of the Certificate of Incorporation of the Corporation, a record shall be made of each transfer.

          SECTION IV LOST, DESTROYED AND MUTILATED CERTIFICATES. The holder of any shares of stock of the Corporation shall immediately notify the Corporation of any loss, theft, destruction or mutilation of the certificates therefor. The Corporation may issue, or caused to be issued, a new certificate of stock in the place of any certificate theretofore issued by it alleged to have been lost, stolen or destroyed upon evidence satisfactory to the Corporation of the loss, theft or destruction of the certificate, and in the case of mutilation, the surrender of the mutilated certificate. The Corporation may, in its discretion, require the owner of the lost, stolen or destroyed certificate, or his or her legal representatives, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft, destruction or mutilation of any such certificate and the issuance of such new certificate, or may refer such owner to such remedy or remedies as he or she may have under the laws of the State of Delaware.

          SECTION V HOLDER OF RECORD. Subject to the provisions of the Certificate of Incorporation of the Corporation, the Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder thereof in fact and shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by law.

                                  ARTICLE IV

                              BOARD OF DIRECTORS
                              ------------------

          SECTION I RESPONSIBILITIES; NUMBER OF DIRECTORS. The business and affairs of the Corporation shall be under the direction of the Board. The Board shall consists of not less than seven (7) nor more than twenty-five (25) directors. Within the foregoing limits, the number of directors shall be determined

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

only by resolution of the Board. A minimum of three (3) directors shall be persons other than officers or employees of the Corporation or its subsidiaries and shall not have a relationship which, in the opinion of the Board (exclusive of such persons), could interfere with the exercise of independent judgement in carrying out the responsibilities of a director. No more than two directors shall be officers or employees of the Corporation or its subsidiaries.

          SECTION II   QUALIFICATIONS. Each director shall be at least eighteen
(18) years of age.

          SECTION III REGULAR AND ANNUAL MEETINGS. An annual meeting of the Board for the election of officers shall be held, without notice other than these Bylaws, immediately after, and at the same place as, the annual meeting of the stockholders, or, with notice, at such other time or place as the Board may fix by resolution. The Board may provide, by resolution, the time and place, within or without the State of Delaware, for the holding of regular meetings of the Board without notice other than such resolution.

          SECTION IV SPECIAL MEETINGS. Special meetings of the Board may be called for any purpose at any time by or at the request of the Chairman of the Board or the President and Chief Executive Officer. Special meetings of the Board shall also be called by the Secretary upon the written request, stating the purpose or purposes of the meeting, of at least a majority of the directors then in office. The persons authorized to call special meetings of the Board shall give notice of such meetings in the manner prescribed by these Bylaws and may fix any place, within or without the Corporation's regular business area, as the place for holding any special meeting of the Board called by such persons. No business shall be conducted at a special meeting other than that specified in the notice of meeting.

          SECTION V NOTICE OF MEETINGS; WAIVER OF NOTICE. Except as otherwise provided in Section 4 of this Article IV, at least twenty-four (24) hours notice of meetings shall be given to each director if given in person, by same-day courier or by telephone, telegraph, telex, facsimile or other electronic transmission and at least five (5) days notice of meetings shall be given if given in writing and delivered by courier (other than same-day) or by postage prepaid mail. The purpose of any special meeting shall be stated in the notice. Such notice shall be deemed given when sent or given to any mail or courier service (other than same-day) or company providing electronic transmission service. Any director may waive notice of any meeting by submitting a signed waiver of notice with the Secretary, whether before or after the meeting. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

          SECTION VI CONDUCT OF MEETINGS. Meetings of the Board shall be presided over by the President, and in the absence or incapacity of the President, the presiding officer shall be the ranking Vice-President. In the absence or disability of both the President and the ranking Vice-President, a majority of the entire Board shall designate a director who shall preside over meetings of the Board. The Secretary or, in his absence, a person appointed by the President (or other presiding person), shall act as secretary of the meeting. The President (or other person presiding) shall conduct all meetings of the Board in accordance with the best interests of the Corporation and shall have the authority and discretion to establish reasonable procedural rules for the conduct of Board meetings. At the discretion of the President, any one or more directors may participate in a meeting of the Board or a committee of the Board by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at any such meeting.

          SECTION VII QUORUM AND VOTING REQUIREMENTS. A quorum at any meeting of the Board shall consist of not less than a majority of the directors then in office or such greater number as shall be required by law, these Bylaws or the Certificate of Incorporation, but not less than one-third (1/3) of the total number.

If less than a required quorum is present, the majority of those directors present shall adjourn the meeting to another time and place without further notice. At such adjourned meeting at which a quorum shall be represented, any business may be transacted that might have been transacted at the meeting as originally notice. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, a majority vote of the directors present at a meeting, if a quorum is present, shall constitute an act of the Board.

          SECTION VIII INFORMAL ACTION BY DIRECTORS. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or such committee.

          SECTION IX RESIGNATION. Any director may resign at any time by sending a written notice of such resignation to the principal office of the Corporation addressed to the Chairman of the Board or the President and Chief Executive Officer. Unless otherwise specified therein, such resignation shall take effect upon receipt thereof.

          SECTION X VACANCIES. To the extent not inconsistent with the Certificate of Incorporation and subject to the limitations prescribed by law and the rights of holders of Preferred Stock, vacancies in the office of director, including vacancies created by newly created directorships resulting from an increase in the number of directors, shall be filled only by a vote of a majority of the directors then holding office, whether or not a quorum, at any regular or special meeting of the Board called for that purpose. Subject to the rights of holders of Preferred Stock, no person shall be so elected a director unless nominated by the Nominating Committee. Subject to the rights of holders of Preferred Stock, any director so elected shall serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor shall be elected and qualified.

          SECTION XI COMPENSATION. From time to time, as the Board deems necessary, the Board shall fix the compensation of directors and officers of the Corporation in such one or more forms as the Board may determine.

          SECTION XII AMENDMENTS CONCERNING THE BOARD. The number of directors and other restrictions and qualifications for directors of the Corporation as set forth in these Bylaws may be altered only by a vote, in addition to any vote required by law, of two-thirds of the entire Board or by the affirmative vote of the holders of record of not less than eighty precent (80%) of the total votes eligible to be cast by holders of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors at a meeting of the stockholders called for that purpose.

                                   ARTICLE V

                                  COMMITTEES
                                  ----------

          SECTION I STANDING COMMITTEES. At each annual meeting of the Board, upon recommendation by the Chairman of the Board, the directors shall designate from their own number, by resolution, the following committees:

          (a) Executive Committee

          (b) Audit Committee

          (c)  Compensation Committee

          (d)  Nominating Committee

which shall be standing committees of the Board. The Chairman of the Board shall appoint a director to fill any vacancy on any committee of the Board. The members of the committees shall serve at the pleasure of the Board.

          SECTION II NOMINATING COMMITTEE. The Board of Directors shall act as the Nominating Committee for selecting nominees for election as directors. Notwithstanding the foregoing, no director shall serve on the Nominating Committee in any capacity in any year during which such director's term as a director is scheduled to expire. The Nominating Committee shall review qualifications of and interview candidates for the Board and shall make nominations for election of board members in accordance with the provisions of these Bylaws in relation to those suggestions to the Board. The Chairman of the Board shall designate one member of the Committee to serve as chairman of the Nominating Committee. A quorum shall consist of at least a majority of the members of the Committee.

          SECTION III OTHER COMMITTEES. The Board may by resolution authorize such other committees as from time to time it may deem necessary or appropriate for the conduct of the business of the Corporation. The members of each committee so authorized shall be appointed by the Board from members of the Board and/or employees of the Corporation. Each such committee shall exercise such powers as may be assigned by the Board to the extent not inconsistent with law, these Bylaws, the Certificate of Incorporation, or resolutions of the Board.


                                  ARTICLE VI

                                   OFFICERS
                                   --------

          SECTION I NUMBER. The Board shall, at each annual meeting, elect a Chairman of the Board, a President and Chief Executive Officer, a Secretary and may elect a Vice Chairman, one or more Vice Presidents and such other officers as the Board from time to time may deem necessary or the business of the Corporation may require. Any number of offices may be held by the same person except that no person may simultaneously hold the offices of President and Chief Executive Officer and Secretary.

          The election of all officers shall be by a majority of the directors then in office. If such election is not held at the meeting held annually for the election of officers, such officers may be so elected at any subsequent regular meeting or at a special meeting called for that purpose, in the same manner above provided. Each person elected shall have such authority, bear such title and perform such duties as provided in these Bylaws and as the Board may prescribe from time to time. All officers elected or appointed by the Board shall assume their duties immediately upon their election and shall hold office at the pleasure of the Board. Whenever a vacancy occurs among the officers, it may be filled at any regular or special meeting called for that purpose, in the same manner as above provided.

          SECTION II TERM OF OFFICE AND REMOVAL. Each officer shall serve until his or her successor is elected and duly qualified, the office is abolished, or he or she is removed. Except for the Chairman of the Board, the President and Chief Executive Officer, any officer may be removed at any regular meeting of the Board with or without cause by an affirmative vote of a majority of the directors then in office. The Board may remove the Chairman of the Board or the President and Chief Executive Officer at any time, with or without cause, only by the unanimous vote of the non-officer directors then holding office at any regular or special meeting of the Board called for that purpose.

          SECTION III PRESIDENT AND CHIEF EXECUTIVE OFFICER. The President shall be the Chief Executive Officer of the Corporation and shall, subject to the direction of the Board, oversee all major activities of the Corporation and its subsidiaries and be responsible for assuring that the policy decisions of the Board are implemented as formulated. The President and Chief Executive Officer shall be responsible, in consultation with such Officers and members of the Board as he deems appropriate, for planning the growth of the Corporation. The President and Chief Executive Officer shall be responsible for stockholder relations and relations with investment bankers or other similar financial institutions, and shall be empowered to designate officers of the Corporation and its subsidiaries to assist in such activities. The President and Chief Executive Officer shall be principally responsible for exploring and reporting to the Board all opportunities for mergers, acquisitions and new business. The President and Chief Executive Officer, under authority given to him, shall have the authority to sign instruments in the name of the Corporation. The President and Chief Executive Officer shall have general supervision and direction of all of the Corporation's officers and personnel, subject to and consistent with policies enunciated by the Board. Unless otherwise provided by the Board, the President and Chief Executive Officer shall preside as Chairman, when present, at all meetings of stockholders and of the Board. The President and Chief Executive Officer shall have such other powers as may be assigned to him by the Board or its committees.

          SECTION IV VICE PRESIDENTS. Vice Presidents may be appointed by the Board of Directors to perform such duties as may be prescribed by these Bylaws, the Board or the President and Chief Executive Officer as permitted by the Board.

          SECTION V TREASURER. The Treasurer shall be the chief accounting officer of the Corporation and shall be responsible for the maintenance of adequate systems and records. The Treasurer shall also keep a record of all assets, liabilities, receipts, disbursements, and other financial transactions, and shall see that all expenditures are made in accordance with procedures duly established from time to time by the Board. The Treasurer shall make such reports as may be required by the Board or as are required by law.

          SECTION VI SECRETARY. The Secretary shall attend all meetings of the Board and of the stockholders, and shall record, or cause to be recorded, all votes and minutes of all proceedings of the Board and of the stockholders in a book or books to be kept for that purpose. The Secretary shall perform such executive and administrative duties as may be assigned by the Board, the Chairman of the Board or the President and Chief Executive Officer. The Secretary shall have charge of the seal of the Corporation, shall submit such reports and statements as may be required by law or by the Board, shall conduct all correspondence relating to the Board and its proceedings and shall have such other powers and duties as are generally incident to the office of Secretary and as may be assigned to him or her by the Board, the Chairman of the Board or the President and Chief Executive Officer.

          SECTION VII OTHER OFFICERS AND EMPLOYEES. Other officers and employees appointed by the Board shall have such authority and shall perform such duties as may be assigned to them, from time to time, by the Board or the President and Chief Executive Officer.

          SECTION VIII COMPENSATION OF OFFICERS AND OTHERS. The compensation of all officers and employees shall be fixed from time to time by the Board, or by any committee or officer authorized by the Board to do so, upon the recommendation and report by the Compensation Committee. The compensation of agents shall be fixed by the Board, or by any committee or officer authorized by the Board to do so, upon the recommendation and report of the Compensation Committee.

                                  ARTICLE VII

                                   DIVIDENDS
                                   ---------

          The Board shall have the power, subject to the provisions of law and the requirements of the Certificate of Incorporation, to declare and pay dividends out of surplus (or, if no surplus exists, out of net profits of the Corporation, for the fiscal year in which the dividend is declared and/or the preceding fiscal year, except where there is an impairment of capital stock), to pay such dividends to the stockholders in cash, in property, or in shares of the capital stock of the Corporation, and to fix the date or dates for the payment of such dividends.

                                 ARTICLE VIII

                                  AMENDMENTS
                                  ----------

          These Bylaws, except as provided by applicable law or the Certificate of Incorporation, or as otherwise set forth in these Bylaws, may be amended or repealed at any regular meeting of the entire Board by the vote of two-thirds of the Board; provided, however, that (a) a notice specifying the change or amendment shall have been given at a previous regular meeting and entered in the minutes of the Board; (b) a written statement describing the change or amendment shall be made in the notice mailed to the directors of the meeting at which the change or amendment shall be acted upon; and (c) any Bylaw made by the Board may be altered, amended, rescinded, or repealed by the holders of shares of capital stock entitled to vote thereon at any annual meeting or at any special meeting called for that purpose in accordance with the percentage requirements set forth in the Certificate of Incorporation and/or these Bylaws. Notwithstanding the foregoing, any provision of these Bylaws that contains supermajority voting requirement shall only be altered, amended, rescinded, or repealed by a vote of the Board or holders of capital stock entitled to vote thereon that is not less than the supermajority specified in such provision.